Nevada Power and U.S. EPA Reach Settlement on Clark Generating Station

LAS VEGAS, June 13 /PRNewswire-USNewswire/ -- Nevada Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE: SRP), today announced that it has reached a settlement agreement with the U.S. Environmental Protection Agency resolving alleged violations related to its Clark Generating Station in Las Vegas, Nev.

Under the agreement, the company will spend up to $60 million on an advanced burner technology that will reduce nitrogen oxide emissions from the plant. Additionally, Nevada Power will contribute $400,000 to Vegas PBS to fund a solar panel array on its new Educational Technology Campus planned in Clark County. Nevada Power will also pay a $300,000 fine. Under the agreement Nevada Power does not admit any liability.

Roberto Denis, the company's senior vice president for energy supply, emphasized that Nevada Power is in compliance with all applicable statutes, regulations and permits, and is committed to meeting or exceeding all environmental standards and that this agreement is the result of working cooperatively with the EPA in order to bring a close to past issues.

The alleged violations resolved by this agreement concern the supposed failure to obtain a permit and install new emission controls when Nevada Power upgraded the turbine blades at its Clark Station in 1992. The company believed Clark County officials properly determined no permit was required, but the U.S. EPA disagreed some years later. While Nevada Power still believes that it complied fully with the law, it has chosen to reduce emissions and improve air quality, rather than litigate this dispute with EPA.

"The spirit of cooperation with the EPA will continue going forward since our company's ultimate goal is always to meet or exceed environmental standards, and we will continue to do so," Denis said. "We do not take that responsibility lightly and are committed stewards of our environment."

The new emission-control upgrades were included in an amendment to Nevada Power's 2006 Integrated Resource Plan that was approved in April by the Public Utilities Commission of Nevada.

Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to about 800,000 residential and business customers in a 4,500 square mile service area.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

SOURCE  Sierra Pacific Resources